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EXHIBIT 11.1

                          ALDILA, INC. AND SUBSIDIARIES
             COMPUTATION OF NET INCOME PER COMMON SHARE - UNAUDITED
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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

                                                                      Three months ended              Nine months ended
                                                                         September 30,                  September 30,
                                                                   --------------------------     --------------------------
                                                                       2000          1999             2000          1999
                                                                   ------------  ------------     ------------  ------------
BASIC:
Net income (loss)                                                  $        37   $      (754)     $     2,273   $    (1,133)

Weighted average number of common shares outstanding                    15,462        15,462           15,462        15,462
                                                                   ------------  ------------     ------------  ------------

Net income (loss) per common share                                 $      0.01   $     (0.05)     $      0.15   $     (0.07)
                                                                   ============  ============     ============  ============



ASSUMING DILUTION:
Net income (loss)                                                  $        37   $      (754)     $     2,273   $    (1,133)

Weighted average number of common shares outstanding                    15,462        15,462           15,462        15,462

The number of shares resulting from the assumed
exercise of stock options reduced by the number
of shares which could have been purchased with
the proceeds from such exercise, using the average
market price during the period                                             255             -              138             -
                                                                   ------------  ------------     ------------  ------------

Weighted average number of common and
   common equivalent shares                                             15,717        15,462           15,600        15,462
                                                                   ------------  ------------     ------------  ------------

Net income (loss) per common share, assuming dilution              $      0.01   $     (0.05)     $      0.15   $     (0.07)
                                                                   ============  ============     ============  ============

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